Earth Science Tech Inc. (ETST) Names Pharmaceutical and Orthopedic Expert as Head of New Sales Division

DORAL, Florida (Sept. 10, 2019) – Earth Science Tech Inc. (OTCQB: ETST) ("ETST" or the "Company"), an innovative biotech company focused on the cannabidiol (CBD), nutraceutical and pharmaceutical fields, medical devices, and research and development, announces it has established a new sales division to sharpen its focus on CBD for therapeutic and pharmaceutical-grade products. Leading the division will be Erika Franck, who for several weeks has productively served as the Company's clinical and therapeutics sales director.

ETST formed the new sales division in response to increased CBD interest within the medical, holistic and alternative medical communities and among licensed professionals. As head of the division, Ms. Franck will target medical providers, chiropractors, acupuncturists, holistic wellness practitioners and veterinarians, leveraging her years of expertise in the medical field.

Prior to joining ETST, Ms. Franck worked in the pharmaceuticals and orthopedics industry for more than 15 years, filling roles in sales, marketing, medical education and biotechnology divisions in both the U.S. and throughout Latin America. While in pharmaceuticals, Ms. Franck worked for Forest Labs, which is currently under Allergan, AstraZeneca and UCB Pharma. Her expertise includes CNS (central nervous system), psychiatry, cardiology, pulmonology, asthmas, allergy and dermatology. While in pharmaceuticals, Ms. Franck launched two new drugs into the medical market: Lexapro, an SSRI, and Benicar, an ARB.

Ms. Franck also worked for Zimmer Orthopedics. Her expertise there included hip and knee arthroplasty (primary and revision), upper extremities, trauma and biologics. Her territory included Latin America, where her focus was medical education through didactic and cadaveric training workshops, helping ensure the safe and effective use of Zimmer products. In addition, Ms. Franck helped develop surgical training materials in English, Spanish and Portuguese to service the region and create sales growth, ensure safety and efficacy, and increase positive patient outcomes.

"I am thrilled to be part of this amazing team and to have the opportunity to apply my expertise in spearheading this new clinical division for ETST," said Ms. Franck. "Our shared vision is to improve patients' quality of life, and I am honored to participate in ETST's continued growth as we achieve this mission."

"We are pleased to have Erika's leadership in this important vertical segment. She brings a wealth of knowledge and experience to the team that will be invaluable as we pursue opportunities through this exciting new sales channel," said ETST President, Director and Chairman Nickolas S. Tabraue. "We pride ourselves on hiring the very best and brightest, and Erika certainly fits that criteria."

About Earth Science Tech Inc. (ETST)

Earth Science Tech Inc. ("ETST") offers the highest purity and quality high-grade, full-spectrum cannabinoid oil on the market. There are positive results in studies on breast cancer and immune cells through the University of Central Oklahoma, in addition to studies through DV Biologics that prove the Company's CBD oil formulation lowers cortisol and functions as a neuro-protectant, with positive-result case studies through key health organizations. ETST formulates, markets and distributes the CBD oil used for its studies to the public, offering the most effective quality of CBD on the market.

To learn more, please visit: www.EarthScienceTech.com.

ETST currently has two wholly owned subsidiaries and a favored entity focused on developing its role as a world leader in the CBD space, expanding its work in the pharmaceutical and medical device sectors. These include:

Earth Science Pharmaceutical Inc.

Earth Science Pharmaceutical ("ESP") is a wholly owned subsidiary of Earth Science Tech, committed to the development of low-cost, noninvasive diagnostic tools, medical devices, testing processes and vaccines for sexually transmitted infections and/or diseases. ESP's CEO and chief science officer, Dr. Michel Aubé, is leading the Company's research and development efforts. The Company's first medical device, Hygee™, is a home kit designed for the detection of STIs, such as chlamydia, from a self-obtained gynecological specimen. ESP is working to develop and bring to market medical devices and vaccines that meet the specific needs of women. To learn more please visit: www.EarthSciencePharmaceutical.com.

Cannabis Therapeutics Inc.

Cannabis Therapeutics ("CTI") is a wholly owned subsidiary of Earth Science Tech Inc., poised to take a leadership role in the development of new, leading-edge cannabinoid-based pharmaceutical and nutraceutical products. CTI is invested in research and development to explore and harness the medicinal power of cannabidiol. To learn more please visit: www.CannabisThera.com.

Earth Science Foundation Inc.

Earth Science Foundation ("ESF") is a favored entity of Earth Science Tech Inc. ESF is in the process of becoming a nonprofit organization to accept grants and donations to conduct further studies and help donate Earth Science Tech's effective CBD products to those in need. To learn more please visit: www.ETSTFoundtion.org.

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Company Contact:
www.EarthScienceTech.com
Nickolas S. Tabraue
President, Director & Chairman
305.615.2118 Office

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